Exhibit 10.2
MEMORANDUM OF UNDERSTANDING
The parties to this Memorandum of Understanding (“Memorandum”) are Integra Bank Corporation, Evansville, Indiana (“Corporation”), a bank holding company, and the Federal Reserve Bank of St. Louis, St. Louis, Missouri (“Reserve Bank”).
On September 16, 2009, Corporation, at a duly constituted meeting, adopted a resolution authorizing and directing Michael J. Alley, Interim Chairman and Chief Executive Officer, on Corporation’s behalf, to enter into this Memorandum and consented to compliance with each of the following provisions:
1. Corporation will utilize its financial managerial resources to assist its subsidiary bank in addressing weaknesses identified at its most recent examination, and achieving/maintaining compliance with any supervisory action between the bank and its primary regulator.
2. Corporation will declare no corporate dividends without the prior written approval of this Reserve Bank. Any request to pay such a dividend will be submitted 30 days in advance of the proposed payment date and will be supported by a written analysis that clearly shows the payment of the dividend to be consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends.
3. Corporation will not incur additional debt without the prior written approval of this Reserve Bank.
4. Corporation and its nonbank affiliates will not make any distributions of interest or other sums on trust preferred securities without the prior written approval of this Reserve Bank. All requests for prior approval will be submitted at least 30 days prior to the required notice of deferral on the trust preferred securities. All requests will contain, but not limited to, current and projected information on consolidated earnings, cash flow, capital, asset quality, and ALLL needs of the subsidiary bank.
5. Within 30 days of the end of each calendar quarter (September 30, December 31, March 31, and June 30) following the date of this Memorandum, Corporation shall submit to this Reserve Bank a parent company balance sheet, income statement, and statement of cash flow for the parent company, as well as a status report on compliance with each provision of the Memorandum.

All communications regarding this Memorandum shall be addressed to:

(a)	Mr. Timothy A. Bosch	(b)	Mr. Michael J. Alley
	Vice President		Interim Chairman of the Board
	Federal Reserve Bank of St. Louis		Integra Bank Corporation
	One Federal Reserve Bank Plaza		21 S.E. Third Street
	St. Louis, Missouri 63166-0442		P.O. Box 868
Evansville, Indiana 47705-0868
This Memorandum is not a “written agreement” for purposes of Section 8 of the Federal Deposit Insurance Act, as amended.
WHEREAS, the parties have caused this Memorandum to be executed as of the 16th day of September, 2009.

FEDERAL RESERVE BANK OF ST. LOUIS		INTEGRA BANK CORPORATION

By:	/s/ Timothy A. Bosch	By:	/s/ Michael J. Alley

The undersigned directors of Integra Bank Corporation acknowledge that they have read and understand each provision of the Memorandum.

/s/ Michael J. Alley	/s/ Sandra Clark Berry

Michael J. Alley, Interim Chairman	Sandra Clark Berry

/s/ H. Ray Hoops	/s/ Thomas W. Miller

Dr. H. Ray Hoops	Thomas W. Miller

/s/ Arthur D. Pringle, III	/s/ Robert L. Goocher

Arthur D. Pringle, III	Robert L. Goocher

/s/ Richard M. Stivers	/s/ Daniel T. Wolfe

Richard M. Stivers	Daniel T. Wolfe